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             [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON - LETTERHEAD]



April 3, 1995

General Instrument Corporation
181 West Madison Street
Chicago, Illinois 60602

Ladies and Gentlemen:

     We are acting as special counsel to General Instrument Corporation, a Delaware corporation (the "Company"), in connection with the underwritten public offering by certain of the Company's stockholders (the "Selling Stockholders") of up to 17,250,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company, including up to 2,250,000 Shares that may be sold upon exercise of over-allotment options granted to the U.S. underwriters and the international underwriters. Of the up to 17,250,000 Shares to be offered to the public, up to 12,000,000 Shares are to be offered in the United States pursuant to an underwriting agreement among the Company, the Selling Stockholders, Goldman, Sachs & Co., Lazard Freres & Co. and Merrill Lynch & Co., as representatives of the several U.S. underwriters, and up to 3,000,000 Shares are to be offered outside the United States pursuant to an underwriting agreement among the Company, the Selling Stockholders, Goldman Sachs International,
Lazard Capital Markets and Merrill Lynch International Limited, as representatives of the several international underwriters.

     We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon certificates and statements of public officials and officers or representatives of the Company and of others.

     Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that the Shares have been duly authorized and have been or will be (when issued, paid for and delivered as authorized) validly issued, fully paid and non-assessable.

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General Instrument Corporation              -2-                  April 3, 1995


     This opinion is limited to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-3 and to the reference to this firm under the caption "Validity of Shares" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     The opinion expressed herein is solely for your benefit and may not be relied upon in any manner for any purpose except as specifically provided for herein.


                              Very truly yours,

                 FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                   By: /s/ Lois Herzeca
                       -----------------------------------
                              Lois Herzeca